Exhibit 10.10

CONTRIBUTION AGREEMENT

by and among

PGREF IV PARALLEL FUND SUB US, LP

PARAMOUNT GROUP OPERATING PARTNERSHIP LP,

and

PARAMOUNT GROUP, INC.

Dated as of November 6, 2014

i

EXHIBITS

Exhibit A	List of Properties
Exhibit B	Escrow Agreement
Exhibit C	Lock-up Agreement
Exhibit D	Assignment and Assumption Agreement
Exhibit E	Operating Partnership Agreement

SCHEDULES

Schedule 1.01	Excluded Assets
Schedule 1.02	Consideration; Indemnity Holdback Amount; Representative

DEFINED TERMS

Affiliate	Section 7.02
Agreement	Introduction
Assignment and Assumption Agreement	Section 1.01
Business Day	Section 7.02
Claim	Section 5.03
Claim Notice	Section 5.03
Closing	Section 2.02
Closing Date	Section 2.02
Closing Documents	Section 2.04
Code	Section 7.02
Company	Introduction
Company Cap	Section 5.07
Company Common Stock	Recitals
Company Indemnified Party	Section 5.02
Company’s Knowledge	Section 7.02
Company Material Adverse Effect	Section 7.02
Contributed Interests	Recitals
Contributor	Introduction
Contributor Disclosure Letter	Article IV
Contributor Indemnified Party	Section 5.01
Contributor Material Adverse Effect	Section 7.02
Contributor Subsidiary	Section 4.01
Contributor’s Knowledge	Section 7.02
Dispute	Section 7.08
Distribution Agent	Recitals
Environmental Laws	Section 7.02
Equity Holders’ Representative	Section 7.02
Escrow Agreement	Recitals
Excluded Assets	Section 1.01
Expiration Date	Section 5.05
Formation Transactions	Recitals
Fund IV Cayman	Recitals
Fund IV Cayman Sub REIT	Introduction
Governmental Authority	Section 7.02
Incremental Transfer Taxes	Section 7.02
Indemnified Party	Section 5.03
Indemnifying Party	Section 5.03
Indemnity Holdback Amount	Recitals
IPO	Recitals
IPO Closing	Section 2.02
IPO Closing Date	Section 7.02
JV Entities	Section 4.01
Laws	Section 7.02
Leases	Section 4.10

Liens	Section 7.02
Lock-up Agreement	Recitals
Losses	Section 5.01
OP Units	Section 7.02
OP Unit Value	Section 7.02
Operating Partnership	Introduction
Operating Partnership Agreement	Section 3.06
Organizational Documents	Section 7.02
Outside Date	Section 2.06
Permitted Activities	Section 4.16
Permitted Distribution	Section 4.16
Permitted Liens	Section 7.02
Person	Section 7.02
Price to the Public	Section 7.02
Properties	Recitals
Property	Recitals
Property Interests	Recitals
Registration Rights Agreement	Recitals
Registration Statement	Section 7.02
REIT	Recitals
SEC	Section 2.01
Securities Act	Section 7.02
Subsidiary	Section 7.02
Tax	Section 7.02
Tax Return	Section 7.02
Third Party Claims	Section 5.04
Unit Consideration	Section 1.02

v

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (including all exhibits and schedules, this “Agreement”) is made and entered into as of November 6, 2014, by and among PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership”) and a subsidiary of the Company, and PGREF IV Parallel Fund Sub US, LP, a Delaware limited partnership (the “Contributor” or “Fund IV Cayman Sub REIT”). Capitalized terms used and not defined in the body of this Agreement shall have the meanings set forth in Section 7.02 hereto.

RECITALS

WHEREAS, the Company intends to conduct an initial public offering (the “IPO”) of the common stock, par value $0.01 per share (“Company Common Stock”), of the Company, which will operate as a self-administered and self-managed real estate investment trust (“REIT”) within the meaning of Sections 856 through 860 of the Code;

WHEREAS, in connection with the IPO, the Company, which is the sole general partner of the Operating Partnership, desires to engage in a series of transactions through which the Company and the Operating Partnership will acquire their initial portfolio of properties and other assets that they intend to own following the IPO (collectively, the “Formation Transactions”);

WHEREAS, pursuant to that certain Contribution, Assignment and Assumption Agreement, dated as of [            ], 2014, PGREF IV Parallel Fund (Cayman), L.P., a Cayman limited partnership (“Fund IV Cayman”) contributed all of its assets and liabilities to Fund IV Cayman Sub REIT;

WHEREAS, the Contributor intends to make an election to be treated as a REIT for its taxable year ending December 31, 2014;

WHEREAS, the Contributor owns, directly or indirectly, interests (the “Property Interests”) in the properties set forth on Exhibit A hereto, under the heading “Fund IV Cayman Sub REIT” (each, a “Property” and together the “Properties”);

WHEREAS, as part of the Formation Transactions, pursuant to this Agreement, the Contributor shall contribute to the Operating Partnership all of its assets (other than Excluded Assets) and liabilities (the “Contributed Interests”) and the Operating Partnership shall acquire from the Contributor all of the Contributor’s right, title and interest in the Contributed Interests;

WHEREAS, at the Closing, the Contributor acknowledges that the Company will deposit the number of OP Units set forth on Schedule 1.02 under the heading “Fund IV Cayman Sub REIT” as the Indemnity Holdback Amount, which represents approximately 1.5% of the Unit Consideration (collectively, the “Indemnity Holdback Amount”), into an Indemnity Holdback Escrow (as defined in the Escrow Agreement) pursuant to that certain Omnibus Distribution and Escrow Agent Agreement, entered into by the parties and the distribution agent (the “Distribution Agent”), a copy of which is attached hereto as Exhibit B (the “Escrow Agreement”) in order to provide for the exclusive remedy against the Contributor and its investors (in their capacities as such) for any breaches of this Agreement by the Contributor;

WHEREAS, concurrently with the execution of this Agreement, the Contributor has executed and delivered a lock-up agreement to the underwriters of the IPO, a copy of which is attached hereto as Exhibit C (the “Lock-up Agreement”);

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into a registration rights agreement with the Contributor (the “Registration Rights Agreement”); and

WHEREAS, prior to or concurrently with the execution of this Agreement, the Company or the Operating Partnership, as the case may be, together with the applicable counterparties have entered into the Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the receipt and sufficiency of which is hereby acknowledged and agreed, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONTRIBUTION

Section 1.01 Contribution Transaction; Assignment and Assumption.

(a) At the Closing and subject to the terms and conditions contained in this Agreement, the Contributor shall contribute, assign, set over, deliver and transfer to the Operating Partnership absolutely and unconditionally and free and clear of all Liens (other than Permitted Liens), all of its right, title and interest in and to the Contributed Interests including all rights to indemnification in favor of the Contributor under the agreements pursuant to which the Contributor acquired the Contributed Interests transferred pursuant to this Agreement. The contribution of the Contributed Interests shall be evidenced by the execution and delivery of an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto and incorporated herein by reference (the “Assignment and Assumption Agreement”).

(b) Notwithstanding anything in Section 1.01(a) to the contrary, the Contributor shall not contribute, assign, set over, deliver or transfer any of Contributor’s right, title and interest to any assets of the Contributor set forth in Schedule 1.01 under the heading “Fund IV Cayman Sub REIT” (“Excluded Assets”).

Section 1.02 Consideration. At the Closing, subject to the terms and conditions in this Agreement, in exchange for the transfer of the Contributed Interests, the Operating Partnership shall issue to the Contributor the number of OP Units set forth on Schedule 1.02 under the heading “Fund IV Cayman Sub REIT” (the “Unit Consideration”). No fractional OP Units shall be issued to the Contributor pursuant to this Agreement. If aggregating all OP Units that the Contributor otherwise would be entitled to receive pursuant to this Agreement would require the issuance of a fractional OP Unit, the Contributor shall instead be entitled to receive one full OP Unit in lieu of such fractional OP Unit.

Section 1.03 Further Action.

(a) If, following the Closing, the Operating Partnership shall determine or be advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Operating Partnership the right, title or interest in or to the Contributed Interests, the Contributor shall execute and deliver all such deeds, bills of sale, assignments and assurances and take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in the Contributed Interests or otherwise to carry out this Agreement; provided, that the Contributor shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Contributor that are not contemplated by this Agreement or reasonably inferable by the terms herein.

(b) If, following the Closing, the Contributor shall determine or be advised that any documentation or other actions or things are necessary or desirable to give effect to the transactions contemplated by the Assignment and Assumption Agreement, the Operating Partnership shall execute and deliver all such documentation and take and do all such other actions and things as may be necessary or desirable to give effect to the transactions contemplated by the Assignment and Assumption Agreement; provided, that the Operating Partnership shall not be obligated to take any action or execute any document if the additional actions or documents impose additional liabilities, obligations, covenants, responsibilities, representations or warranties on the Operating Partnership that are not contemplated by this Agreement or reasonably inferable by the terms herein.

Section 1.04 Transaction Costs. If the Closing occurs, the Operating Partnership shall be solely responsible for all transaction costs and expenses of the Operating Partnership and the Contributor that have not previously been paid in connection with this Agreement, which include, but are not limited to, lender consent fees, legal, accounting and consultant fees. To the extent the Operating Partnership pays any such costs or expenses of the Contributor, such payment shall be treated for U.S. federal income tax purposes as a reimbursement of the Contributor’s preformation expenditures, as described in Treasury Regulation Section 1.707-4(d), to the extent permitted by applicable Laws.

Section 1.05 Prorations. There shall be no prorations at the Closing for any income and expense items with respect to the Properties.

Section 1.06 Tax Treatment of Contribution. The contribution, transfer, conveyance and assignment of the Contributed Interests to the Operating Partnership from the Contributor is intended to be treated as a transaction qualifying in whole or in part under Section 721(a) of the Code.

Section 1.07 Section 704(c) Method. The Operating Partnership shall use the “remedial method” described in Treasury Regulation § 1.704-3(d) for purposes of making allocations under

Section 704(c) of the Code with respect to any book-tax disparities in connection with the Contributed Interests and underlying Properties at the time of their contribution to the Operating Partnership.

ARTICLE II

CLOSING

Section 2.01 Conditions Precedent.

(a) Condition to Each Party’s Obligations. The respective obligation of each party to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(i) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the Securities and Exchange Commission (“SEC”) seeking a stop order. This condition may not be waived by any party.

(ii) IPO Proceeds. The Company shall have received substantially concurrently with the Closing hereunder the proceeds from the IPO. This condition may not be waived by any party.

(iii) No Injunction. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

(b) Conditions to Obligations of the Company and the Operating Partnership. The obligations of the Company and the Operating Partnership to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Company and the Operating Partnership in whole or in part):

(i) Representations and Warranties. (i) The representations and warranties of the Contributor set forth in Section 4.16 shall be true and correct in all respects as of the date of this Agreement and as of the Closing, (ii) each representation and warranty of the Contributor contained in this Agreement (other than in Section 4.16) that is qualified by materiality or Contributor Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (iii) each representation and warranty of the Contributor contained in this Agreement (other than in Section 4.16) that is not qualified by materiality or Contributor Material Adverse

Effect shall be true and correct as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Contributor Material Adverse Effect.

(ii) Performance by the Contributor. The Contributor shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for the Contributor to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Contributor to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) FIRPTA Affidavit. The Contributor shall have provided the Operating Partnership with a properly executed FIRPTA certificate substantially in the form set forth in Treasury Regulation Section 1.1445-2(b)(2) providing that the Contributor is not a “foreign person.”

(v) Closing Documents. The Contributor shall have executed and delivered to the Company and the Operating Partnership the documents to which it is a party which are required to be delivered pursuant to Section 2.04.

(c) Conditions to Obligations of the Contributor. The obligation of the Contributor to effect the contribution contemplated by this Agreement and to consummate the other transactions contemplated hereby to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the Contributor in whole or in part):

(i) Representations and Warranties. (i) Each representation and warranty of the Company and the Operating Partnership contained in this Agreement that is qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), and (ii) each representation and warranty of the Company and the Operating Partnership contained in this Agreement that is not qualified by materiality or Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(ii) Performance by the Company and the Operating Partnership. The Company and the Operating Partnership shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(iii) Consents, Etc. All necessary consents and approvals of Governmental Authorities or third parties (including lenders) for each of the Company and the Operating Partnership to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of any of the Company and the Operating Partnership to consummate the transactions contemplated by this Agreement) shall have been obtained.

(iv) Closing Documents. The Company and the Operating Partnership each shall have executed and delivered to the Contributor the documents required to be delivered pursuant to Section 2.04.

Section 2.02 Time and Place. Unless this Agreement shall have been terminated pursuant to Section 2.06, and subject to satisfaction or waiver of the conditions in Section 2.01, the closing of the transfer contemplated by Section 1.01 and the other transactions contemplated hereby (the “Closing” or the “Closing Date”) shall occur concurrently with the closing of the IPO (the “IPO Closing”), or up to one (1) day prior to, but conditioned upon the subsequent occurrence of the IPO Closing. The Closing shall take place at the offices of Goodwin Procter LLP, 620 Eighth Avenue, New York, NY 10018 or such other place as determined by the Company or the Operating Partnership in its sole discretion. In connection with the foregoing, the parties hereto hereby agree that the specific order in which the Closing, the IPO Closing and the closing of the other transactions that are part of or related to the Formation Transactions occur shall be as determined by the Company and the Operating Partnership.

Section 2.03 [Intentionally Omitted].

Section 2.04 Closing Deliveries. On the Closing Date, each of the parties shall make, execute, acknowledge and deliver the legal documents and other items to which it is a party or for which it is otherwise responsible that are necessary to carry out the intention of this Agreement and the other transactions contemplated to take place in connection therewith (collectively, the “Closing Documents”). The Closing Documents and other items to be delivered at the Closing shall be the following:

(a) the Assignment and Assumption Agreement; and

(b) evidence of the issuance of the OP Units pursuant to this Agreement to the Contributor, a portion of which will be held by the Distribution Agent in the Indemnity Holdback Escrow.

Section 2.05 Transfer Costs. Subject to Section 6.03, the Operating Partnership shall pay any documentary transfer taxes, escrow charges, title charges and recording taxes or fees incurred in connection with the transactions contemplated hereby.

Section 2.06 Term of the Agreement. This Agreement shall terminate automatically if the transactions contemplated herein shall not have been consummated on or prior to March 31, 2015 (such date is hereinafter referred to as the “Outside Date”). In addition, this Agreement may be terminated before Closing by a document signed by the Company, the Operating Partnership and the Contributor.

Section 2.07 Effect of Termination. In the event of termination of this Agreement for any reason, all obligations on the part of the Company, the Operating Partnership and the Contributor under this Agreement shall terminate, except that the obligations set forth in Article VII shall survive, it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to the non-breaching party’s obligations under this Agreement are not satisfied by the Outside Date as a result of the other party’s material breach of a covenant, representation, warranty or other obligation under this Agreement, the non-breaching party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

Section 2.08 Tax Withholding. The Operating Partnership shall be entitled to deduct and withhold, from the consideration payable (or deemed payable) as a result of the transactions contemplated by this Agreement to the Contributor, such amounts as the Operating Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law (as determined by the Operating Partnership in its sole discretion). To the extent that amounts are so withheld by the Operating Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Contributor.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE OPERATING PARTNERSHIP

The Company and the Operating Partnership hereby jointly and severally represent and warrant to the Contributor as set forth below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of that earlier date):

Section 3.01 Organization; Authority.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Maryland. The Company has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating

Partnership has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement by the Company and the Operating Partnership have been duly and validly authorized by all necessary action of the Company and the Operating Partnership, respectively. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Company and the Operating Partnership pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Company and the Operating Partnership, each enforceable against the Company and the Operating Partnership in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.03 Consents and Approvals. Except in connection with the IPO and the consummation of the Formation Transactions or as shall have been obtained on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Company or the Operating Partnership in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.04 Tax Matters. At the effective time of the IPO and at the Closing, the Company shall be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Company intends to elect to be taxed and to operate in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes commencing with its taxable year ending December 31 of the year in which the Closing takes place.

Section 3.05 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation, or other right under, (a) the Organizational Documents of the Company and the Operating Partnership, (b) any agreement, document or instrument to which the Company or the Operating Partnership is a party or by which the Company or the Operating Partnership are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Company or the Operating Partnership (or their assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.06 Validity of OP Units. The OP Units, when issued and delivered pursuant to the terms of this Agreement for the consideration described in this Agreement, will be validly issued by the Operating Partnership, free and clear of all Liens created by the Operating Partnership or the Company (other than Liens created by the Agreement of Limited Partnership of the Operating Partnership (as amended and restated from time to time, the “Operating Partnership Agreement”), this Agreement, the Escrow Agreement, the Lock-up Agreement and under applicable securities laws).

Section 3.07 Litigation. There is no action, suit or proceeding pending or, to the Company’s Knowledge, threatened against the Company, the Operating Partnership or any of their Subsidiaries which is reasonably expected to have a Company Material Adverse Effect, or which challenges or impairs the ability of the Company or the Operating Partnership to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

Section 3.08 OP Agreement. Attached as Exhibit E hereto is a true and correct copy of the Operating Partnership Agreement in substantially final form.

Section 3.09 Limited Activities. Except for activities in connection with the IPO or the Formation Transactions or in the ordinary course of business, the Company and the Operating Partnership and their Subsidiaries have not engaged in any material business or incurred any material obligations.

Section 3.10 Broker. None of the Company or the Operating Partnership or any of their members, partners, general partners, officers, directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Contributor to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement.

Section 3.11 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article III, the Company and the Operating Partnership shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

Except as disclosed in the disclosure letter delivered to the Company and the Operating Partnership by the Contributor on the date hereof (the “Contributor Disclosure Letter”), the Contributor hereby represents and warrants to the Company and the Operating Partnership as set forth below, which representations are true and correct as of the date hereof (or such other date specifically set forth below) and as of the Closing as if made again at that time (except to the extent that any representation or warranty only speaks as of an earlier date, in which case it is true and correct as of that earlier date):

Section 4.01 Organization; Authority.

(a) The Contributor is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Contributor has all requisite power and authority to enter into this Agreement and all agreements contemplated hereby to which it is party and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its assets and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

(b) Section 4.01(b) of the Contributor Disclosure Letter, sets forth as of the date hereof, with respect to the Contributor, (i) the name and the jurisdiction of organization or incorporation, as the case may be, of each Subsidiary of the Contributor (each, a “Contributor Subsidiary”) and (ii) the ownership interest of the Contributor or other Contributor Subsidiary in each such Contributor Subsidiary. Each Contributor Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Contributor Material Adverse Effect.

(c) The Contributor or the Contributor Subsidiaries own the equity interests in the Persons set forth on Section 4.01(c) of the Contributor Disclosure Letter (together with the Subsidiaries of such Persons, the “JV Entities”) in the stated percentage set forth on Section 4.01(c) of the Contributor Disclosure Letter.

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement by the Contributor have been duly and validly authorized by all necessary action required of the Contributor. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of the Contributor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of the Contributor, each enforceable against the Contributor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.03 Ownership of Contributed Interests. The Contributor is the owner of the Contributed Interests and has the power and authority to transfer, sell, assign and convey to the Operating Partnership the Contributed Interests free and clear of any Liens (other than Permitted Liens) and, upon delivery of the consideration for the Contributed Interests as provided herein, the Operating Partnership will acquire good and valid title thereto, free and clear of any Liens (other than Permitted Liens). Except as provided for or contemplated by this Agreement or any other agreements referenced herein, there are no, and, as of the Closing, there will not be any rights, subscriptions, warrants, options, conversion rights, preemptive rights, agreements, instruments or understandings of any kind outstanding entitling any Person to acquire any equity interests in the Contributor Subsidiaries or JV Entities, except pursuant to Permitted Liens or rights established pursuant to the terms of the Organizational Documents and related agreements with respect to the Contributor Subsidiaries and JV Entities that have been previously disclosed to the Operating Partnership.

Section 4.04 Consents and Approvals. Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the Contributor, any Contributor Subsidiary or any JV Entity in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Contributor Material Adverse Effect.

Section 4.05 Taxes.

(a) The Contributor, each Contributor Subsidiary and JV Entity has timely filed all Tax Returns required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable Laws. All such Tax Returns are correct and complete in all material respects, and the Contributor, each Contributor Subsidiary and each JV Entity has paid (or had paid on its behalf) all Taxes required to be paid by it (whether or not shown on such Tax Returns), and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Contributor, any Contributor Subsidiary or any JV Entity, and no requests for waivers of the time to assess any such Taxes are pending and no such waivers have been granted.

(b) There are no Liens as a result of any unpaid Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of the Contributor, any Contributor Subsidiary or any JV Entity.

(c) Except as would not reasonably be expected to have a Contributor Material Adverse Effect, there are no pending or, to the Contributor’s Knowledge, threatened audits, assessments or other actions for or relating to a liability in respect of income or non-income Taxes of the Contributor, any Contributor Subsidiary or any JV Entity.

(d) Upon the contribution of the Contributed Interests, the Contributor will be organized in a manner so as to qualify for taxation as a REIT pursuant to Sections 856 through 860 of the Code. The Contributor will make an election to be treated, and will operate in a manner that will allow it to qualify, as a REIT for U.S. federal income tax purposes for the taxable year that includes the contribution of the Contributed Interests.

Section 4.06 No Violation. None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (a) the Organizational Documents of the Contributor, any Contributor

Subsidiary or any JV Entity (b) any agreement, document or instrument to which the Contributor, any Contributor Subsidiary or any JV Entity is a party or by which the Contributor, any Contributor Subsidiary or any JV Entity are bound or (c) any term or provision of any judgment, order, writ, injunction, or decree binding on the Contributor, any Contributor Subsidiary or any JV Entity (or its assets or properties), except, in the case of clause (b) and (c), any such breaches or defaults that would not reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.07 Solvency. The Contributor has been and will be solvent at all times prior the transfer of the Contributed Interests to the Operating Partnership. No bankruptcy or similar insolvency proceeding has been filed or is currently contemplated by the Contributor, any Contributor Subsidiary or any JV Entity thereof.

Section 4.08 Litigation. Except for actions, suits or proceedings covered by the policies of insurance described in Section 4.11, as of the date hereof, there is no action, suit or proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor, any Contributor Subsidiary or any JV Entity which, if adversely determined, would, individually or together with all such other actions, reasonably be expected to have a Contributor Material Adverse Effect. As of the date hereof, there is no action, suit or proceeding pending or, to the Contributor’s Knowledge, threatened against the Contributor, any Contributor Subsidiary or any JV Entity which challenges or impairs the ability of the Contributor to execute or deliver, or perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

Section 4.09 Licenses and Permits. To the Contributor’s Knowledge, all notices, licenses, permits, certificates and authorizations required for the continued use, occupancy, management, leasing and operation of the Properties have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and (to the extent required in connection with the transactions contemplated by this Agreement) are assignable to the Operating Partnership, except in each case for items that would not, individually or in the aggregate, have a Contributor Material Adverse Effect. To the Contributor’s Knowledge, neither the Contributor, any Contributor Subsidiary, any JV Entity nor any third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, have a Contributor Material Adverse Effect, nor has any of them received within the past one year any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of them, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority and that would not, individually or in the aggregate, have a Contributor Material Adverse Effect.

Section 4.10 Properties.

(a) The Properties are owned directly, in fee simple, by the Persons set forth on Section 4.10 of the Contributor Disclosure Letter or their direct or indirect wholly owned subsidiaries. Each Contributor Subsidiary or JV Entity listed as owning a Property on Section 4.10 of the Contributor Disclosure Letter is insured under a policy of title insurance as the owner of the fee simple estate (or, in the case of certain Properties, the leasehold estate) of such Property, in each case free and clear of all Liens except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property. Prior to the effective time of the transactions contemplated in this Agreement, no Contributor Subsidiary or JV Entity shall take or omit to take any action to cause any Lien to attach to any Property, except for Permitted Liens and Liens, if any, given to secure mortgage indebtedness encumbering such Property.

(b) Except for matters that would not, individually or in the aggregate, have a Contributor Material Adverse Effect, (i) no Contributor Subsidiary, JV Entity, nor any other party to any agreement affecting any Property to which the Contributor, a Contributor Subsidiary or JV Entity is a party (other than a Lease (as such term is hereinafter defined) for space within such Property), has given or received any notice of default with respect to any term or condition of any such agreement, including, without limitation, any ground lease, (ii) no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of any Contributor Subsidiary or JV Entity, except for Permitted Liens, and (iii) all agreements affecting any Property required for the continued use, occupancy, management, leasing and operation of such Property (exclusive of space leases) are valid and binding and in full force and effect. No Contributor Subsidiary or JV Entity has granted an option or right of first refusal or offer pursuant to the leases with respect to the sale of any Property.

(c) As presently conducted, none of the operation of the buildings, fixtures and other improvements comprising a part of the Properties is in violation of any applicable building code, zoning ordinance or other law or regulation, except for such violations that would not, individually or in the aggregate, have a Contributor Material Adverse Effect. Neither the Contributor nor any Contributor Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened proceedings for the rezoning of any Property or portion thereof except for such notices or proceedings that would not, individually, or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

(d) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, (i) to the Contributor’s Knowledge, neither the Contributor, any Contributor Subsidiary nor any JV Entity, nor any other party to any Lease, has given or received any notice of default with respect to any term or condition of any such Lease, (ii) to the Contributor’s Knowledge, no event has occurred or has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any Lease, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of any party thereto or the creation of a Lien upon any asset of the Contributor, the Contributor’s Subsidiaries or the JV Entities, except for Permitted Liens, and (iii) each of the leases (and all amendments thereto or modifications thereof) to which the Contributor, any Contributor Subsidiary or any JV Entity is a party or by which the Contributor, any Contributor Subsidiary or any JV Entity or any Property is bound or subject (collectively, the “Leases”) is and will be valid and binding and in full force and effect.

(e) Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect, each of the Leases to which the Contributor, any Contributor Subsidiary or any JV Entity is a party or by which the Contributor, any Contributor Subsidiary, any JV Entity or any Property is bound or subject, is in full force and effect, and constitutes the legal, valid and binding obligation of the Contributor or the applicable Contributor Subsidiary or JV Entity, and to the Contributor’s Knowledge, each other party thereto, enforceable against each Contributor Subsidiary or JV Entity, and to the Contributor’s Knowledge, each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(f) To the Contributor’s Knowledge, except as previously disclosed to the Company or the Operating Partnership, no tenant under any such Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings, except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect.

Section 4.11 Insurance. The Contributor or the applicable Contributor Subsidiary or JV Entity has in place the public liability, casualty and other insurance coverage with respect to each Property as the Contributor reasonably deems necessary. Each of the insurance policies with respect to the Properties is in full force and effect in all material respects and none of the Contributor or the applicable Contributor Subsidiary or JV Entity is in default (in any material respect) under any such policies.

Section 4.12 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Contributor Material Adverse Effect (a) the Contributor, the Contributor Subsidiaries and the JV Entities are in compliance with all applicable Environmental Laws (b) neither the Contributor, any Contributor Subsidiary nor any JV Entity have received within the past three years any written notice from any Governmental Authority or third party alleging that any Contributor Subsidiary, any JV Entity or any Property is not in compliance with applicable Environmental Laws, and (c) there has not been a release of a hazardous substance on any Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 4.12 constitute the sole and exclusive representations and warranties made by the Contributor concerning environmental matters.

Section 4.13 Investment. The Contributor acknowledges that the offering and issuance of the OP Units to be acquired pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the Operating Partnership’s reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributor contained herein. In furtherance thereof, the Contributor represents and warrants to the Operating Partnership as follows:

(a) The Contributor is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(b) The Contributor is acquiring the OP Units solely for its own account for the purpose of investment and not as a nominee or agent for any other Person and not with a view to, or for offer or sale in connection with, any distribution of any thereof in violation of the securities Laws.

(c) The Contributor acknowledges that the OP Units have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or an exemption from registration is available.

Section 4.14 Broker. None of the Contributor, any Contributor Subsidiary, any JV Entity, or any of their managing members, members, partners, general partners, officers directors or employees, to the extent applicable, has entered into any agreement with any broker, finder, or similar agent of any Person or firm that will result in the obligation of the Company, the Operating Partnership or any of their Affiliates to pay any finder’s fees, brokerage fees or commissions or similar payment in connection with the transactions contemplated by this Agreement or other Formation Transactions.

Section 4.15 Eminent Domain. There is no existing, or to the Contributor’s Knowledge, threatened in writing, condemnation, eminent domain or similar proceeding that would affect any of the Properties. Neither the Contributor nor any Contributor Subsidiary nor any JV Entity has received any written notice from a Governmental Authority of any pending or threatened condemnation, eminent domain or similar proceeding that would affect any of the Properties.

Section 4.16 Assets and Liabilities.

(a) On November [            ], 2014, pursuant to that certain Contribution, Assignment and Assumption Agreement, dated as of [            ], 2014, Fund IV Cayman contributed all of its assets and liabilities to Fund IV Cayman Sub REIT.

(b) Section 4.16 of the Contributor Disclosure Letter accurately sets forth, in all material respects, as of June 30, 2014 and September 30, 2014, (i) all outstanding indebtedness of the Contributor, the Contributor Subsidiaries and each JV Entity, (ii) all interest rate swap liabilities of such entities and (iii) the net amount of all other tangible assets and liabilities of such entities (other than deferred tax liabilities, if any, and their interests in the Properties), which consists of cash, cash equivalents, accounts receivable and accounts payable. Except for distributions set forth on Section 4.16 of the Contributor Disclosure Letter (“Permitted Distributions”) or as contemplated by this Agreement (“Permitted Activities”), since September 30, 2014, the Contributor has not (i) made any distributions or (ii) entered into any transactions with an Affiliate other than on an arm’s-length basis. Section 4.16 of the Contributor Disclosure Letter accurately sets forth all contributions made to the Contributor by its partners since September 30, 2014. For the purposes of this Section 4.16, references to the Contributor shall be deemed to mean Fund IV Cayman and its Subsidiaries and JV Entities.

Section 4.17 No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Article IV, the Contributor shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby. Notwithstanding any other provision of this Agreement, including, without limitation, Section 4.04, the Contributor is making no representations and warranties with regard to any side letters entered into by the Contributor with any investor of the Contributor.

ARTICLE V

INDEMNIFICATION

Section 5.01 Company and Operating Partnership Indemnification. Subject to the indemnification limitations set forth in this Agreement, from and after the Closing Date, the Company and the Operating Partnership shall indemnify and hold harmless the Contributor and its officers, employees, partners, members, agents, representatives and Affiliates (each of which is a “Contributor Indemnified Party”) from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) in excess of the greater of (i) 4.5% of the Company Cap or (ii) $250,000, in each case in the aggregate, arising out of or relating to, asserted against, imposed upon or incurred by a Contributor Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Company and the Operating Partnership contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Company or the Operating Partnership pursuant to this Agreement; provided, however, that the Company and the Operating Partnership shall not have any obligation under this Section 5.01 to indemnify any Contributor Indemnified Party against any Losses to the extent that such Losses arise by virtue of the Contributor’s breach of this Agreement, gross negligence, willful misconduct or fraud. Any indemnification payment made by the Company or the Operating Partnership to the Contributor Indemnified Party pursuant to this Agreement shall be made in OP Units, the number of which shall equal the dollar value of the indemnification payment divided by the OP Unit Value on the date of such indemnification payment.

Section 5.02 Contributor Indemnification. Subject to the indemnification limitations set forth in this Agreement, from and after the Closing Date, the Indemnity Holdback Amount shall be used to indemnify and hold harmless the Company, the Operating Partnership and each of their respective directors, officers, employees, agents, representatives and Affiliates (each of which is a “Company Indemnified Party”) from and against any and all Losses in excess of the greater of (i) 4.5% of the Indemnity Holdback Amount or (ii) $250,000, in each case in the aggregate, arising out of or relating to, asserted against, imposed upon or incurred by such Company Indemnified Party in connection with or as a result of any breach of a representation, warranty or covenant of the Contributor or in any schedule, exhibit, certificate or affidavit or any other document delivered by the Contributor pursuant to this Agreement; provided, however, that the Contributor shall not have any obligation under this Section 5.02 to indemnify any Company Indemnified Party against any Losses to the extent that such Losses arise by virtue of the Company’s or the Operating Partnership’s breach of this Agreement, gross negligence, willful misconduct or fraud; provided further, however, that, to the extent such Losses relate to breach of a representation, warranty or covenant of the Contributor regarding a Person or the assets and liabilities of a Person that the Company or the Operating Partnership has or acquires an interest in from a Person other than the Contributor, the indemnification pursuant to this Section 5.02 shall be limited to the portion of such Losses attributable to the interest acquired from the Contributor pursuant to this Agreement. The Contributor hereby grants to the Operating Partnership a security interest in the OP Units held as the Indemnity Holdback Amount to secure the indemnification obligations set forth in this Section 5.02.

Section 5.03 Notice of Claims At the time when any Contributor Indemnified Party or Company Indemnified Party, as applicable, (as applicable, an “Indemnified Party”) learns of any potential claim (a “Claim”) under this Article V that is asserted against the Indemnified Party that is subject to indemnification by the Company or the Operating Partnership or by the Contributor from the Indemnity Holdback Amount, as applicable, under this Article V (as applicable, the “Indemnifying Party”), such Indemnified Party will promptly give written notice (a “Claim Notice”) to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Equity Holders’ Representative); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the Indemnifying Party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Indemnified Party shall deliver to the Indemnifying Party (or in the case of the Company Indemnified Parties, to the Equity Holders’ Representative), promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to a Third Party Claim (defined below), and failure to do so shall prevent recovery under this Agreement to the extent that the Indemnifying Party shall have been materially prejudiced by such failure.

Section 5.04 Third Party Claims. The Indemnifying Party (through the Equity Holders’ Representative in the event the Indemnified Party is a Company Indemnified Party) shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties (“Third Party Claims”), through counsel chosen by the Indemnifying Party (or in the case of the Company Indemnified Parties, by the Equity Holders’ Representative), if it gives written notice of its intention to do so to the Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their expense provided, further, that if any such Third Party Claim relates to Taxes of the Contributor, any Contributor Subsidiary or any JV Entity or seeks non-monetary damages or asserts damages in excess of the Indemnity Holdback Amount against a Company Indemnified Party, then, notwithstanding anything in this Agreement to the contrary, the Company (or a Subsidiary of the Company) shall have the right to control any such Third Party Claim. Without limiting the foregoing, in the event that the Indemnifying Party exercises the right to undertake any such defense against a Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party (unless prohibited by Law), at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. No compromise or settlement of such Third Party Claim may be effected by either the Indemnified Party, on the one hand, or the Indemnifying Party (or in the case of the Company Indemnified Parties, the Equity Holders’ Representative), on the

other hand, without the other’s consent (which shall not be unreasonably withheld or delayed) unless (a) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (b) each Indemnified Party that is party to such claim is released from all liability with respect to such claim; provided that the Equity Holders’ Representative shall be deemed to have consented to any proposed compromise or settlement to which it has not objected to by written notice within 30 days after notice of such proposed compromise or settlement was provided by a Company Indemnified Party.

Section 5.05 Survival of Representations and Warranties. All representations and warranties of the Contributor, the Company and the Operating Partnership, as applicable, contained in this Agreement shall survive after the Closing until the first anniversary of the Closing Date (the “Expiration Date”). If written notice of a Claim in accordance with the provisions of Section 5.03 has been given prior to the Expiration Date, then the relevant representation and warranty shall survive, but only with respect to such specific Claim, until such Claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

Section 5.06 Establishment of Indemnity Holdback Escrow. On the Closing Date, the Operating Partnership shall deposit the Indemnity Holdback Amount in accordance with the terms and conditions of the Escrow Agreement. The Operating Partnership agrees that the OP Units that comprise the Indemnity Holdback Amount may be released, or collateral may be substituted for such OP Units in accordance with the terms of the Escrow Agreement.

Section 5.07 Exclusive Remedy.

(a) Except as set forth in Sections 2.08 and 6.03, the sole and exclusive remedy for Company Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the transactions contemplated hereby shall be indemnification pursuant to the provisions of this Article V and the Contributor shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the Indemnity Holdback Amount.

(b) The sole and exclusive remedy for Contributor Indemnified Parties for any breach, misrepresentation or other matters relating to or arising in connection with this Agreement and any of the agreements, documents or instruments executed and delivered in connection herewith and any of the transactions contemplated hereby shall be indemnification pursuant to the provisions of this Article V and the Company shall not be liable or obligated to make payments under this Agreement to the extent such payments in the aggregate exceed the dollar amount obtained by multiplying the number of OP Units included in the Indemnity Holdback Amount by the Price to the Public (the “Company Cap”).

Section 5.08 Tax Treatment. All indemnity payments made hereunder shall be treated as adjustments to the consideration paid hereunder for U.S. federal income tax purposes, unless otherwise required by applicable Laws.

ARTICLE VI

COVENANTS AND OTHER AGREEMENTS

Section 6.01 Covenants of the Contributor. From the date hereof through the Closing, except as otherwise provided for or as contemplated by this Agreement, the Contributor shall and shall cause the Contributor Subsidiaries and JV Entities, to the extent the Contributor or the Contributor Subsidiaries control such JV Entities, to, use commercially reasonable efforts to conduct their business and operate and maintain the Properties in the ordinary course, consistent with past practices. In addition, the Contributor:

(a) will not make any distributions, other than Permitted Distributions;

(b) except for Permitted Activities, will not enter into any transactions with an Affiliate other than on an arm’s-length basis;

(c) will not sell, transfer or otherwise dispose of its Property Interests; and

(d) will not mortgage, pledge, hypothecate, encumber (or permit to come encumbered) all or any portion of its Property Interests, except for Permitted Liens.

Section 6.02 Commercially Reasonable Efforts By the Company, the Operating Partnership and the Contributor. Each of the Company, the Operating Partnership and the Contributor shall use commercially reasonable efforts and cooperate with each other in (a) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Laws or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (b) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits or authorizations.

Section 6.03 Liability for Transfer Taxes. The Contributor agrees to indemnify the Operating Partnership for any Incremental Transfer Taxes incurred as a result of any direct or indirect transfers of the Unit Consideration or interests therein within two years after the IPO Closing Date; provided that the Unit Consideration shall be the Operating Partnership’s sole recourse with respect to such indemnification obligation. The Contributor hereby grants a security interest in 50% of the Unit Consideration to the Operating Partnership and hereby irrevocably appoints the Operating Partnership, and any of its agents, officers, or employees as its attorney-in fact, which shall be deemed coupled with an interest, with full power to prepare, execute and deliver any documents, instruments and agreements as may be appropriate to perfect and continue such security interest in favor of the Operating Partnership. The security interest granted pursuant to this Section 6.03 shall attach to OP Units that are not included in the Indemnity Holdback Amount. The Operating Partnership agrees that the security interest in the Unit Consideration issued to the Contributor may be released, or collateral may be substituted, in accordance with the terms of the Escrow Agreement.

Section 6.04 Tax Covenant. The parties intend to treat all liabilities of the Contributor, any Contributor Subsidiary or any JV Entity that will be directly or indirectly assumed or taken subject to by the Operating Partnership in connection with the contribution of the Contributed Interests as “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6), unless otherwise required by applicable Laws.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered personally, (b) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (c) one (1) Business Day after being sent by a nationally recognized overnight courier or (d) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

(a) if to the Company or the Operating Partnership to:

Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10011

Facsimile: (212) 237-3197

Attention: General Counsel

(b) If to the Contributor, to PGREF IV Parallel Fund Sub US, LP

c/o Paramount Group, Inc.

1633 Broadway, Suite 1801

New York, NY 10011

Facsimile: (212) 237-3197

Attention: General Counsel

Section 7.02 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

(b) “Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York.

(c) “Code” means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

(d) “Company’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(e) “Company Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Operating Partnership and their Subsidiaries, taken as a whole, giving effect to the Formation Transactions and the IPO.

(f) “Contributor’s Knowledge” means the actual knowledge (without obligation to conduct due inquiry) of Albert Behler, David Spence and Gage Johnson of the matter in question (and not their constructive or imputed knowledge).

(g) “Contributor Material Adverse Effect” means a material adverse effect on the assets, business, financial condition or results of operation of the Contributor and the Contributor Subsidiaries, taken as a whole, including such entities’ direct and indirect interests in the JV Entities. For the avoidance of doubt, any proposed liquidation of the Contributor after the Closing shall not be deemed a Contributor Material Adverse Effect.

(h) “Environmental Laws” means all federal, state and local Laws governing pollution or the protection of human health or the environment.

(i) “Equity Holders’ Representative” means (i) the individual designated by the majority of the individuals listed under the heading “Fund IV Cayman Sub REIT” on Schedule 1.02 by written notice provided to the Company and the Operating Partnership or (ii) in the absence of such designation, such individual as is selected by the Operating Partnership from such list.

(j) “Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

(k) “Incremental Transfer Taxes” means any additional transfer taxes attributable to the transactions contemplated by this Agreement and the other Formation Transactions as a result of the failure of any such transaction to qualify as a “real estate investment trust transfer” under New York Tax Law section 1402 or under New York City Administrative Code section 11-2102 due to direct or indirect transfers of the Unit Consideration occurring within two years after the IPO Closing Date.

(l) “IPO Closing Date” means the Closing Date of the IPO.

(m) “Laws” means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

(n) “Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

(o) “OP Units” means the limited partnership interests of Paramount Group Operating Partnership LP.

(p) “OP Unit Value” means with respect to an OP Unit the market price of a share of Company Common Stock at the close of market on such date.

(q) “Organizational Documents” means with respect to any entity, the certificate of formation, limited liability company agreement, or operating agreement, certificate of incorporation, bylaws, certificate of limited partnership, limited partnership agreement and any other governing instrument, as applicable.

(r) “Permitted Liens” means (i) Liens, for unpaid Taxes (other than statutory liens for Taxes not yet due and payable); (ii) zoning Laws generally applicable to the districts in which the Properties are located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Properties; (iv) Liens securing Permitted Activities; (v) Liens arising in the ordinary course of business; (vii) Liens securing indebtedness outstanding as of September 30, 2014 or incurred on an arms’ length basis thereafter and (viii) any exceptions contained in the title policies relating to the Properties as of the Closing Date.

(s) “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(t) “Price to the Public” means the public offering price of a share of Company Common Stock sold in the IPO as shown on the cover page of the final prospectus forming part of the registration statement pursuant to which the shares of Company Common Stock offered in the IPO were registered under the Securities Act.

(u) “Registration Statement” means the Company’s registration statement on Form S-11, as amended from time to time, as filed with the SEC.

(v) “Securities Act” means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

(w) “Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another direct or indirect Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii) (A) 50% or more of the voting power of the voting capital stock or other equity interests, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

(x) “Tax” means all applicable U.S. federal, state, local and foreign income, gross receipts, property, withholding, sales, use, transfer, unclaimed property, franchise, payroll,

employment, excise, stamp, environmental and other taxes, tariffs or other governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto, whether disputed or not.

(y) “Tax Return” means any return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes, including any amendment, attachment and supplement thereof.

Section 7.03 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party. All counterparts shall collectively constitute one agreement (or amendment, as applicable). The exchange of counterparts of this Agreement among the parties by means of facsimile transmission or by electronic transmission (pdf) which shall contain authentic reproductions shall constitute a valid exchange of this Agreement and shall be binding upon the parties hereto.

Section 7.04 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Escrow Agreement, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

Section 7.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 7.06 Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

Section 7.07 Jurisdiction. The parties hereto hereby (a) submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York state court sitting in New York City, New York, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.08 Dispute Resolution. The parties intend that this Section 7.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

(a) Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof (“Dispute”), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 7.08(c) below without regard to any such 10-day negotiation period.

(b) Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 7.08(a) above shall be submitted to final and binding arbitration in New York before one neutral and impartial arbitrator, in accordance with the Laws of the State of New York for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Within fifteen (15) days following a demand for arbitration, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator’s findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

(c) Notwithstanding the parties’ agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party’s rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(d) The prevailing party shall be entitled to recover its costs and reasonable attorneys’ fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

Section 7.09 Severability. Each provision of this Agreement will be interpreted so as to be effective and valid under applicable Laws, but if any provision is held invalid, illegal or unenforceable under applicable Laws in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

Section 7.10 Rules of Construction.

(a) The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(b) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

Section 7.11 Equitable Remedies. The parties agree that irreparable damage would occur to the Company and the Operating Partnership, on the one hand, and the Contributor, on the other hand, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company and the Operating Partnership, on the one hand, and the Contributor, on the other hand, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court located in New York, this being in addition to any other remedy to which the parties entitled under this Agreement or otherwise at law or in equity.

Section 7.12 Time of the Essence. Time is of the essence with respect to all obligations under this Agreement.

Section 7.13 Descriptive Headings. The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.14 No Personal Liability Conferred. This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the Company, the Operating Partnership or the Contributor.

Section 7.15 Amendments. This Agreement may be amended by appropriate instrument, without the consent of the Contributor, at any time prior to the Closing Date; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered to the Contributor.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers or representatives, all as of the date first written above.

PGREF IV PARALLEL FUND SUB US, LP, a Delaware limited partnership, as Contributor

By:	PGREF IV Parallel Fund Sub US GP, LLC, its general partner

By:	Paramount Group, Inc., a Delaware corporation, its manager

	By:	/s/ David P. Spence
		Name:	David P. Spence
		Title:	Senior Vice President

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Paramount Group, Inc., a Maryland corporation, its general partner

	By:	/s/ Daniel A. Lauer
		Name:	Daniel A. Lauer
		Title:	Senior Vice President

PARAMOUNT GROUP, INC., a Maryland corporation

	By	/s/ David P. Spence
		Name:	David P. Spence
		Title:	Senior Vice President

[Signature Page to PGREF IV Parallel Fund Sub US Contribution Agreement]

EXHIBIT A

List of Properties

[See attached]

A-1

List of Properties

Fund I

1633 Broadway, New York, NY

425 Eye Street, N.W. Washington, DC

Fund III

900 Third Avenue, New York, NY

31 West 52nd Street, New York, NY

1301 Avenue of the Americas, New York, NY

One Market Plaza, San Francisco, CA

Fund IV

Liberty Place, 325 Seventh Street, NW, Washington DC

900 Third Avenue, New York, NY

1633 Broadway, New York, NY

2099 Pennsylvania Avenue, Washington, DC

1899 Pennsylvania Avenue, Washington, DC

1301 Avenue of the Americas, New York, NY

Fund IV Cayman

Liberty Place, 325 Seventh Street, NW, Washington DC

900 Third Avenue, New York, NY

1633 Broadway, New York, NY

2099 Pennsylvania Avenue, Washington, DC

1899 Pennsylvania Avenue, Washington, DC

1301 Avenue of the Americas, New York, NY

Fund V (CORE)

31 West 52nd Street, New York, NY

1301 Avenue of the Americas, New York, NY

1899 Pennsylvania Avenue, Washington, DC

Liberty Place, 325 Seventh Street, NW, Washington DC

Fund V (CIP)

31 West 52nd Street, New York, NY

1301 Avenue of the Americas, New York, NY

1899 Pennsylvania Avenue, Washington, DC

Liberty Place, 325 Seventh Street, NW, Washington DC

Fund V Cayman

31 West 52nd Street, New York, NY

1301 Avenue of the Americas, New York, NY

1899 Pennsylvania Avenue, Washington, DC

Liberty Place, 325 Seventh Street, NW, Washington DC

Cosmos Rental Investments, Inc.

1325 Avenue of the Americas, New York, NY

Arcade Rental Investments, Inc.

1325 Avenue of the Americas, New York, NY

Arcade Rental Investments 2, Inc.

1325 Avenue of the Americas, New York, NY

Marathon Rental Investments, Inc.

1325 Avenue of the Americas, New York, NY

Forum Rental Investments, Inc.

712 Fifth Avenue, New York, NY

Imperial Rental Investments, Inc.

712 Fifth Avenue, New York, NY

Milton Rental Investments, Inc.

712 Fifth Avenue, New York, NY

2

Paramount Group, Inc., a Delaware corporation

Waterview, Rosslyn, VA

900 Third Avenue, New York, NY

1325 Avenue of the Americas, New York, NY

3

EXHIBIT B

Escrow Agreement

[See attached]

B-1

OMNIBUS DISTRIBUTION AND ESCROW AGENT AGREEMENT

This OMNIBUS DISTRIBUTION AND ESCROW AGENT AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of November     , 2014 by and among the ENTITIES SET FORTH ON SCHEDULE 1 (collectively, the “Participants” and individually, each a “Participant”), PARAMOUNT GROUP, INC., a Maryland corporation (the “Company”), and PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership (the “Operating Partnership” and collectively with the Company and any designees of either of the Company or the Operating Partnership, the “PGI Parties” and individually, each a “PGI Party”).

BACKGROUND

A.	The Company, which is the sole general partner of the Operating Partnership, desires to consolidate the ownership of a portfolio of primarily office properties currently owned, directly or indirectly, by the Participants (collectively, the “Formation Transactions”).

B.	The Formation Transactions relate to the proposed initial public offering (the “IPO”) of the common stock, par value $.01 per share (“REIT Shares”), of the Company, which will operate as a self-administered and self-managed real estate investment trust within the meaning of Sections 856 through 858 of the Code.

C.	In connection with the Formation Transactions, (i) the Company will issue REIT Shares to certain Participants and/or the Holders (as defined below) of the JV Participants (as defined below) and (ii) the Operating Partnership will issue units of limited partnership interest (“OP Units”) to certain other Participants, in each case pursuant to a private placement.

D.	Each Participant has entered into a contribution agreement, merger agreement or other similar agreement or agreements (the “Formation Transaction Documentation”) with one or more of the PGI Parties pursuant to which each such Participant has agreed to contribute to, or merge into, the PGI Parties, as applicable, all of such Participant’s interests identified in such Formation Transaction Documentation. As used herein, the term Formation Transaction Documentation shall include all agreements or other documentation entered into in connection with the Formation Transaction Documentation including, without limitation, the lock-up agreements entered into with the underwriters of the IPO.

E.	The Formation Transaction Documentation provides for the appointment of a distribution and escrow agent in connection with the IPO Escrow and Indemnity Holdback Escrow (each defined below).

F.	Computershare Inc., together with its subsidiary, Computershare Trust Company, N.A., has agreed to act as the distribution and escrow agent (collectively, the “Agent”)

G.	Concurrently with the execution of the Formation Transaction Documentation, (i) the Participants and the PGI Parties have entered into this Agreement, and (ii) the PGI Parties and the Agent have entered into the Transfer Agency and Service Agreement (the “TA Agreement”), the Tabulation Agent Agreement (the “Tabulation Agreement”) and the Escrow Agreement (the “Escrow Agreement”) (each attached as an exhibit hereto and collectively referred to herein as the “Agent Agreements”), pursuant to which the following has or will occur:

•	IPO Escrow. As of the date of this Agreement, certain of the Participants (the “Fund Participants” identified on Schedule 1) have distributed in book entry form to each of their partners (together with equity owners of the other Participants, the “Holders”) as set forth opposite such Holders’ name on Schedule 2, in escrow pursuant to the Agent Agreements, a right (the “Distribution Rights”) to receive such Holder’s allocable share of the number of OP Units and/or REIT Shares (subject to certain restrictions, obligations and liens as described in Section 3 below) to be issued to such Fund Participants (as well as to the other Participants) in connection with the closing of the IPO (the “IPO Consideration”). Pursuant to the Agent Agreements, in connection with the closing of the IPO (the “Effective Date”), Agent will be deemed to have submitted to the Company and the Operating Partnership, as applicable, the Distribution Rights in exchange for the IPO Consideration as set forth opposite each Holders’ name on Schedule 2 and Agent will hold the IPO Consideration in escrow. In addition, pursuant to its applicable Formation Transaction Documentation, the Company will also on the Effective Date issue IPO Consideration to the Holders of the Participants identified on Schedule 1 as the PGI Participants (the “PGI Participants”). Furthermore, pursuant to its applicable merger agreement (the “JV Merger Agreement”) pursuant to which the JV Participants (as defined below below) will merge with and into the Company or a newly-formed subsidiary of the Company (the “JV Merger”), the Company will also on the Effective Date issue IPO Consideration to the Holders of the Participants identified on Schedule 1 as the JV Participants (the “JV Participants”) in accordance with the Letter of Transmittal (defined below). The escrow arrangements with respect to the Distribution Rights and IPO Consideration are collectively referred to as the “IPO Escrow”.

•

Indemnity Holdback Escrow. At the Effective Date, each Participant will cause its respective Holders to deposit (and the Company will withhold from the Holders of the JV Participants and cause to be deposited) in escrow with Agent (the “Indemnity Holdback Escrow”

and together with the IPO Escrow, the “Escrow Accounts”) a portion of such Holders’ respective IPO Consideration as set forth opposite such Holder’s name on Schedule 2 (the “Indemnity Holdback Amount”) in order to provide for the indemnification obligations provided for in the applicable Formation Transaction Documentation.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Appointment. The parties hereby agree to the appointment of Agent, pursuant to each of the applicable definitive Agent Agreements, to serve as distribution and escrow agent in connection with the holding and disbursement of the Distribution Rights, IPO Consideration and Indemnity Holdback Amount, in each case pursuant to and in accordance with the applicable definitive Agent Agreement. Subject to entering into such definitive Agent Agreements, Agent has agreed to accept such appointment pursuant to the terms and conditions set forth therein. Pursuant to the relevant portions of certain of the Agent Agreements, Agent will establish a separate account for each Holder in accordance with Schedule 2 and such accounts will allocate each Holder’s aggregate IPO Consideration to a class(es) corresponding to the Participant(s) with respect to which such Holder received its IPO Consideration.

2. Effective Date. The Company will promptly notify Agent of the Effective Date on the date thereof.

3. Escrow Procedures; Legending of IPO Consideration.

(a) IPO Escrow. The TA Agreement and Tabulation Agreement attached as Exhibit A and Exhibit B, respectively, set forth the procedures that the parties and Agent agree and acknowledge shall control with respect to the holding and disbursement of the Distribution Rights and IPO Consideration by Agent.

(b) Indemnity Holdback Escrow. The Escrow Agreement attached as Exhibit C sets forth the procedures that the parties agree and acknowledge shall control with respect to the holding and disbursement of the Indemnity Holdback Amount by Agent.

(c) Legending. Pursuant and subject to the TA Agreement, Agent will cause the IPO Consideration to be legended to reflect the following lock-ups and restrictions, which lock-ups and restrictions are more particularly described in and governed by the Formation Transaction Documentation (the “Restrictive Legends”):

(i) Lock-up on Transfers: All OP Units and REIT Shares shall be subject to lock-up on transfers until 180 days after the Effective Date.

(ii) IPO Escrow: All OP Units and REIT Shares shall be subject to the IPO Escrow until the earlier of (i) the delivery of, as applicable, a completed and signed Investor Acknowledgement Agreement (substantially in the form attached hereto as Exhibit D-1 and D-2) or Letter of Transmittal (substantially in the form attached hereto as Exhibit E) or (ii) one business day after the second anniversary of the Effective Date. The PGI Parties acknowledge that the Letter of Transmittal from the Holders of the JV Participants is required to be delivered to the Company and/or the Agent as of the closing of the JV Merger and the concurrent closing of the IPO pursuant to the JV Merger Agreement and if so delivered, the Restrictive Legend with respect to the IPO Escrow will not be placed on the REIT Shares to be issued to the JV Participants.

(iii) Indemnity Holdback Escrow: Those OP Units and REIT Shares identified on Schedule 2 under the heading “Indemnity Holdback Escrow” shall be held by Agent subject to (i) the Indemnity Holdback Escrow and (ii) other than with respect to the Holders of the JV Participants and WvF Real Estate Fund, L.P. as a Holder of Paramount Group Real Estate Fund V (Core), L.P., a pledge of such OP Units and REIT Shares in favor of the applicable PGI Party until the earlier of (x) the first anniversary of the Effective Date unless there is a Reserved Portion (as defined in the Escrow Agreement) as of such date, in which event, the Indemnity Escrow Holdback shall continue with respect to such Reserved Portion until ultimately disposed of in accordance with the Escrow Agreement and (y) the date a Holder posts with Agent Substitute Collateral (defined below) in accordance with the Escrow Agreement, in which event such Substitute Collateral shall be held in the Indemnity Holdback Escrow.

(iv) Transfer Tax Indemnity: Other than with respect to the Holders of the JV Participants, each Holder’s IPO Consideration shall be subject to the following: (i) indemnification obligations for any incremental New York City and State real property transfer taxes that will be payable if such Holder subsequently transfers more than 50% of its IPO Consideration within two years of the IPO Closing and (ii) a pledge with respect to such indemnification obligations of 50% of each Holder’s total IPO Consideration in favor of the applicable PGI Party until the earlier of (x) one business day after the second anniversary of the Effective Date and (y) the date a Holder posts with the applicable PGI Party Substitute Collateral in accordance with the TA Agreement.

(v) Prohibition on Redemption of OP Units: All OP Units shall be subject to a prohibition on redemption until 14 months after the Effective Date.

(vi) General. Pursuant and subject to the TA Agreement, the Agent will release the applicable portion of the IPO Consideration from the Restrictive Legends after the expiration of the periods set forth above or, if applicable, to the extent such IPO Consideration has been released from escrow or the applicable restriction by the posting of Substitute Collateral (as defined below).

(d) Substitute Collateral. A Holder may have the OP Units and/or REIT Shares that are subject to the Indemnification Holdback Escrow and/or the Transfer Tax Indemnity released by Agent by posting either (i) cash collateral or (ii) a letter of credit in form and substance acceptable to the applicable PGI Party (“Substitute Collateral”).

(i) Any Substitute Collateral posted with respect to the Indemnification Holdback Escrow shall be (i) posted with Agent pursuant to the Escrow Agreement; (ii) be in an amount equal to all or a portion of the IPO Consideration such Holder seeks to have released from escrow and (iii) the number of REIT Shares and/or OP Units that shall be released shall be equal to (x) the amount of the Substitute Collateral posted divided by (y) the Value of a REIT Share on the date Agent receives the Substitute Collateral, rounded up to the nearest whole number.

(ii) Any Substitute Collateral posted with respect to the transfer tax indemnity shall be (i) posted with the applicable PGI Party; and (ii) in an amount equal to 100% of the Holder’s share of the indemnification obligations for transfer tax payment that would be payable upon the transfer of such Holder’s REIT Shares and/or OP Units prior to the expiration of the applicable transfer tax indemnity period as reasonably determined by such PGI Party; and after the posting of such Substitute Collateral, all of such Holder’s REIT Shares and/or OP Units shall be released by Agent from the applicable Restrictive Legend.

(iii) “Value” means with respect to a REIT Share on a particular date, the market price of a REIT Share on such date. The market price for each such trading day shall be: (i) if the REIT Shares are listed or admitted to trading on any national securities exchange, the closing price on such day as reported by such national securities exchange, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day; (ii) if the REIT Shares are not listed or admitted to trading on any national securities exchange, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company; (iii) if the REIT Shares are not listed or admitted to trading on any national securities exchange and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than ten (10) days prior to the date in question) for which prices have been so reported; or (iv) if none of the conditions set forth in clauses (i), (ii), or (iii) is met then, the amount determined by the board of directors of the Company.

4. Dividends And Distributions On IPO Consideration Held in Escrow Accounts or Subject to Restrictive Legends. Pursuant to the TA Agreement, Agent shall pay to the respective Holders shown on Schedule 2 any dividends or other distributions that are declared on the OP Units and REIT Shares after the Effective Date as if not encumbered by the Escrow Account or the Restrictive Legends notwithstanding that any portion of the IPO Consideration is being held in an Escrow Account or subject to any Restrictive Legends.

5. Voting. Each Holder shall have the right to vote the REIT Shares and OP Units credited to such Holder’s account as if not encumbered by the Escrow Account or the Restrictive Legends notwithstanding that any portion of the IPO Consideration is being held in an Escrow Account or subject to any Restrictive Legends. Pursuant to the TA Agreement, Agent will promptly forward to each Holder all notices of shareholders’ or partners’ meetings, proxy statements and reports received by Agent in respect of REIT Shares or OP Units held in such Holder’s account

6. Withholding; Other Tax Matters. The Participants, the Company and the Operating Partnership, as applicable, shall deduct and withhold any taxes they reasonably deem are appropriate under applicable tax withholding rules from any payment of IPO Consideration to the Holders. As of the Effective Date, for U.S. federal (and applicable state and local) income tax purposes, each Holder shall be treated as the owner of the IPO Consideration to which they are, or will be, entitled pursuant to this Agreement (including, for the avoidance of doubt, any IPO Consideration held in the Escrow Accounts on such Holder’s behalf).

7. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and shall be delivered in accordance with the terms of this Agreement by facsimile, email or overnight courier only to the appropriate fax number, email address, or notice address set forth in Schedule 3.

8. Authorized Representatives. The parties hereby acknowledge that the individuals set forth as authorized representatives (“Authorized Representatives”) on Schedule 4 have the authority to act as the representative(s) of each of the Participants and/or Holders, as applicable, in connection with any rights or obligations of such entities as signatories to, or third party beneficiaries under, the Escrow Agreement to the extent any such rights are expressly given to the Authorized Representatives in the Escrow Agreement.

9. Miscellaneous.

(a) Successors and Assigns. All the covenants and provisions of this Agreement by or for the benefit of the Participants, the PGI Parties or Agent shall bind and inure to the benefit of their respective successors and permitted assigns hereunder (or with respect to the Agent under the applicable Agent Agreement), but shall not be assignable by any party hereto without the written consent of all the parties hereto; provided, however, that the Agent may assign its rights hereunder subject to the provisions of the applicable Agent Agreement.

(b) Amendments. This Agreement and the Agent Agreements may only be amended or modified by a written amendment executed by the Agent and the Company; provided, however, that, if such amendment (i) does not affect each of the Participants or the Holders (and, if applicable, the PGI Parties) in the same manner, or (ii) decreases the rights or increases the obligations of the Participants or Holders or the restrictions on the IPO Consideration under this Agreement or the Agent Agreements, then such Participant(s) and/or Holder(s) shall also be required to consent to such amendment. Agent may rely on the Company’s signature to any amendment as evidence that any required consent from

Participants and Holders has been obtained. Notification of all Amendments to this Agreement and the Agent Agreements shall be provided to each of the Holders and Participants.

(c) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(d) Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties irrevocably (i) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City, New York County or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (ii) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (iii) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. Agent shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof. Agent may consult with foreign counsel in connection with any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

(e) Force Majeure. Notwithstanding anything to the contrary contained herein, Agent shall not be liable for any delays or failures in performance resulting from acts beyond its control including, without limitation, acts of God, terrorist acts, shortage of supply, loss of data due to power failures, war, or civil unrest.

(f) Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Participants, the Holders and the PGI Parties and their respective permitted successors and assigns. No rights shall be granted to any other person by virtue of this Agreement, and there are no third party beneficiaries hereof.

(g) Survival. All provisions regarding indemnification, warranty, liability and limits thereon, compensation and expenses and confidentiality and protection of proprietary rights and trade secrets shall survive the termination or expiration of this Agreement.

(h) Priorities. In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in (i) this Agreement, (ii) any schedules or attachments hereto, (iii) the Formation Transaction Documentation, and (iv) the Agent Agreements with respect to any obligations, rights, duties, responsibilities, liabilities, indemnities or protections of the Agent, the terms and conditions contained in the Agent Agreements shall take precedence.

(i) Merger of Agreement. Together with the Formation Transaction Documentation and the Agent Agreements, this Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(j) No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(k) Descriptive Headings. Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

(l) Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature. For purposes of the signature pages, the reference to “Holders” should read “PGI Participants”.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Company:

PARAMOUNT GROUP, INC., a Maryland corporation

By:
Name:
Title:

Operating Partnership:

PARAMOUNT GROUP OPERATING PARTNERSHIP LP, a Delaware limited partnership

By:	Paramount Group, Inc., its general partner, a Maryland corporation

By:
Name:
Title:

Agent:

Acknowledged and Agreed to with respect to Section 1 only:

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC. On Behalf of Both Entities

By:
Name:
Title:

Fund Participants:

PARAMOUNT GROUP REAL ESTATE FUND I, L.P.
By:	Paramount GREF, L.L.C., its general partner
	By:	Paramount Group, Inc., its Managing Member

PARAMOUNT GROUP REAL ESTATE FUND III, L.P.
By:	Paramount GREF III, L.L.C., its general partner
	By:	Paramount Group, Inc., its Managing Member

PARAMOUNT GROUP REAL ESTATE FUND IV, L.P.
By:	Paramount GREF IV, L.L.C., its general partner
	By:	Paramount Group, Inc., its Managing Member

PGREF IV PARALLEL FUND SUB US, LP
By:	PGREF IV Parallel Fund Sub US GP, LLC, its general partner
	By:	Paramount Group, Inc., its Manager

PARAMOUNT GROUP REAL ESTATE FUND V (CORE), L.P.
By:	Paramount GREF V, L.L.C., its general partner
	By:	Paramount Group, Inc., its Managing Member

PARAMOUNT GROUP REAL ESTATE FUND V (CIP), L.P.
By:	Paramount GREF V (CIP), L.L.C., its general partner
	By:	Paramount Group, Inc., its Managing Member

PGREF V (CORE) PARALLEL FUND SUB US, LP
By:	PGREF V (Core) Parallel Fund Sub US GP, LLC, its general partner

	By:	Paramount Group, Inc., its Manager

Signature:
Name:
Title:

PGI Participants:

PARAMOUNT GROUP, INC., a Delaware corporation

By:
Name:
Title:

PGI Participants:

ARCADE RENTAL INVESTMENTS, INC. ARCADE RENTAL INVESTMENTS 2, INC. COSMOS RENTAL INVESTMENTS, INC. MARATHON RENTAL INVESTMENTS, INC.

By:
Name:	Thomas Armbrust
Title:	President of each of the above named corporations

PGI Participants:

Name:	Frank Otto

PGI Participants:

Name:	Ingvild Goetz

PGI Participants:

Name:	Sarah Pisani

PGI Participants:

Name:	Julia Stoecker

JV Participants:

WvF 1325, INC., a Delaware corporation

Signature:
Name:
Title:

WvF 1325, L.P., a Delaware limited partnership

By:	WvF 1325, Inc., its general partner

Signature:
Name:
Title:

HOLDER:

Signature:
Name:	Dr. Michael Otto

HOLDER:

Signature:
Name:	Benjamin Otto

HOLDER:

Signature:
Name:	Janina Otto

EXHIBIT C

Lock-up Agreement

[See attached]

C-1

FORM OF LOCK-UP AGREEMENT

—, 2014

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated,

as Representative of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

One Bryant Park

New York, New York 10036

Re:	Proposed Public Offering by Paramount Group, Inc.

Dear Sirs:

The undersigned, a stockholder and/or an officer and/or director of Paramount Group, Inc., a Maryland corporation (the “Company”) and/or holder of common units in Paramount Group Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Operating Partnership, providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and/or an officer and/or director of the Company, and/or as a holder of common units in the Operating Partnership, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may pledge the Lock-Up Securities without the prior written consent of Merrill Lynch solely to the extent such pledge is (A) in connection with the indemnification obligations of the undersigned relating to New York real property transfer tax and for the benefit of the Company or the Operating Partnership; or (B) pursuant to the terms of the limited partnership agreement of the Operating Partnership and for the benefit of the Company or the Operating Partnership, provided that (i) the undersigned will use the undersigned’s reasonable best efforts to notify Merrill Lynch at least three business days prior to any transfer of the Lock-Up Securities pursuant to any of the foregoing pledges that is required to be reported in any public report or filing with the Securities and Exchange Commission or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. Furthermore, notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value (except with regards to any transfer or sale pursuant to clause (vi) below), (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (except with regards to any transfer or sale pursuant to clause (vi) below, prior to which the undersigned will notify Merrill Lynch in writing of its intention to file a Form 4, or a disposition by will or intestacy), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i) as a bona fide gift or gifts or other dispositions by will or intestacy; or

(ii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii) as a distribution to limited partners, members or stockholders of or other holders of equity interests in the undersigned; or

(iv) to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v) to an immediate family member of the undersigned or entities wholly owned by or for the benefit of the undersigned, the undersigned’s affiliates or immediate family members of the undersigned, or to an entity that is owned by the undersigned and the undersigned’s affiliates alone or with other stockholders that received Common Stock in connection with the Formation Transactions (as that term is defined in the Underwriting Agreement); or

(vi) to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of a court of competent jurisdiction; or

(vii) to the Company upon termination of the undersigned’s employment with the Company; or

(viii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above.

Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the completion of the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

2

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned understands that, if the Underwriting Agreement is not executed, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this lock-up agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this lock-up agreement.

[Signature Page Follows]

3

Very truly yours,

Signature:
Print Name:

Lock-Up Agreement

EXHIBIT D

Assignment and Assumption Agreement

[See attached]

D-1

EXHIBIT D

FORM

OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

(Name of Entity)

This Assignment and Assumption Agreement (the “Agreement”) is made and entered into as of                  , 2014 by and between [Name of Entity], a Delaware limited partnership (“Transferor”), Paramount Group Operating Partnership LP (“Transferee”) and Paramount Group, Inc., a Maryland corporation (the “Company”).

WHEREAS, pursuant to the Contribution Agreement, dated as of                  , 2014, by and among Transferor, Transferee and the Company (the “Contribution Agreement”) the Transferor desires to contribute to the Transferee all of its assets (other than Excluded Assets) and liabilities (the “Contributed Interests”) and the Transferee shall acquire from the Transferor all of the Transferor’s right, title and interest in the Contributed Interests;

NOW THEREFORE, in consideration of the promises and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.	Assignment. The Transferor hereby contributes, assigns, transfers and delivers to the Transferee, and the Transferee hereby accepts and assumes, all of the Transferor’s right, title and interest in and to the Contributed Interests.

2.	Assumption. Transferee hereby assumes and agrees to perform all of the liabilities, duties and obligations of Transferor with respect to the Contributed Interests.

3.	Representations and Warranties. Each party hereto represents and warrants to the other parties that this Agreement has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general applicability relating to or affecting creditors’ rights generally, and except for limitations imposed by general principles of equity.

4.	Further Assurances. Each party hereby agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, consistent with applicable law to consummate and make effective the transactions contemplated hereby.

5.	Effectiveness. This Agreement shall have an effective date as of the date first written above, and all of the transactions contemplated hereby shall be deemed effective as of such date and specified time.

6.	Counterparts. This Agreement may be executed in counterparts, all of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

7.	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding between the parties hereto with respect to such subject matter.

8.	Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

9.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No such party may assign any rights or obligations hereunder without the prior written consent of the other parties hereto.

10.	Amendment, Waiver and Termination. This Agreement may not be amended or terminated, and no provision hereof may be waived, except by a writing signed by each of the parties hereto.

11.	Third Party Beneficiaries. This Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

12.	Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS (BOTH SUBSTANTIVE AND PROCEDURAL) OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF.

[Signature pages follow]

EXHIBIT E

Operating Partnership Agreement

[See attached]

E-1

SCHEDULE 1.01

Excluded Assets

Fund IV Cayman Sub REIT

None

Schedule 1.01

SCHEDULE 1.02

Consideration; Indemnity Holdback Amount; Representative

[See attached]

Schedule 1.02

SCHEDULE 1.02

Consideration; Indemnity Holdback Amount; Representative

Fund I

Unit Consideration: 17,883,937 OP Units

Indemnity Holdback Amount: 268,259 OP Units

List of Individuals for Equity Holders’ Representative

1.	Udo Schaffer
2.	Dieter Hörtreiter
3.	Thorsten Schönenberger
4.	Edward Rabinowitz

Fund III

Unit Consideration: 13,764,533 OP Units

Indemnity Holdback Amount: 206,467 OP Units

List of Individuals for Equity Holders’ Representative

1.	Udo Schaffer
2.	Dieter Kasten
3.	Frank Lange
4.	Verdun S. Perry
5.	Jan Schlueter
6.	Thorsten Schönenberger
7.	Thomas Carey
8.	Edward Rabinowitz

Fund IV

Unit Consideration: 12,318,262 OP Units

Indemnity Holdback Amount: 184,773 OP Units

List of Individuals for Equity Holders’ Representative

1.	Karsten Müller-Uthoff
2.	Volker Päzold
3.	Eckhard Rosenberger

[Schedule 1.02]

Fund IV Cayman Sub REIT

Unit Consideration: 1,288,047 OP Units

Indemnity Holdback Amount: 19,320 OP Units

List of Individuals for Equity Holders’ Representative

1.	Karsten Müller-Uthoff
2.	Volker Päzold
3.	Eckhard Rosenberger

Fund V Core

Share Consideration: 4,881,047 Company Shares

Indemnity Holdback Amount: 73,215 Company Shares

List of Individuals for Equity Holders’ Representative

1.	Joseph M. Cohen
2.	Martin Bussmann
3.	Thorsten Schönenberger

Fund V CIP

Unit Consideration: 6,908,095 OP Units

Indemnity Holdback Amount: 103,621 OP Units

List of Individuals for Equity Holders’ Representative

1.	Dirk Hasselbring
2.	Eckhard Rosenberger

Fund V Cayman Sub REIT

Unit Consideration: 661,569 OP Units

Indemnity Holdback Amount: 9,923 OP Units

List of Individuals for Equity Holders’ Representative

1.	Dirk Hasselbring
2.	Eckhard Rosenberger

[Schedule 1.02]